UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): May 1, 2006

CNS, Inc.
(Exact name of Registrant as Specified in its Charter)

Delaware
(State Or Other Jurisdiction Of Incorporation)

0-16612	41-1580270
(Commission File Number)	(I.R.S. Employer Identification No.)

7615 Smetana Lane Eden Prairie, MN	55344
(Address Of Principal Executive Offices)	(Zip Code)

(952) 229-1500
Registrant’s Telephone Number, Including Area Code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items under Sections 3 through 7 are not applicable and therefore omitted.

Item 1.01   Entry Into A Material Definitive Agreement.

Executive Officer Compensation

        On May 1, 2006, the Compensation Committee (the “Committee”) of the Board of Directors of CNS, Inc. (the “Company”) approved the salaries for fiscal year 2007 for the Company’s Chief Executive Officer, Marti Morfitt, and each of the other four most highly compensated executive officers of the Company for fiscal year 2006 (the “Executive Officers”). The Committee also approved bonus amounts for the Executive Officers under the Company’s 2006 Incentive Plan and grants of options to purchase the Company’s common stock to the Executive Officers for the Company’s fiscal year 2006 performance.

        Under the 2006 Incentive Plan, Executive Officers are eligible for cash bonuses based upon the Company’s achievement of objectives in three areas: (a) operating income; (b) net sales and (c) strategic goals, with performance weighted 60%, 30% and 10%, respectively. The Company’s achievement against the minimum, target and maximum levels for each area determines the level of bonus. Depending upon the Company’s performance against the established measures of the 2006 Incentive Plan, the Executive Officers (other than the Chief Executive Officer) were eligible for bonuses ranging from 0% to 60% of their base salaries. Under the 2006 Incentive Plan, the Chief Executive Officer of the Company was eligible for a cash bonus ranging from 0% to 100% of her base salary.

        For fiscal year 2006, the Company’s performance in net sales and operating income exceeded the maximum level established under the 2006 Incentive Plan for those objectives. In fiscal year 2006, the Company also met all strategic goals established under the 2006 Incentive Plan. Based upon this performance, Executive Officers will receive the maximum amounts for which they are eligible under the 2006 Incentive Plan. Executive Officers (other than the Chief Executive Officer) were awarded a cash bonus of 60% of their respective base salaries and Marti Morfitt, the Chief Executive Officer of the Company, was awarded a cash bonus of 100% of her base salary. The Chairman did not participate in the 2006 Incentive Plan.

        The following table summarizes the salaries for fiscal year 2007 of the Executive Officers, bonus amounts awarded to the Executive Officers under the 2006 Incentive Plan and options to purchase common stock granted to the Executive Officers for fiscal year 2006 performance:

Executive Officer and Title	2007 Annual Base Salary	2006 Incentive Plan Bonus	Shares of Common Stock Underlying Option
Marti Morfitt, Chief Executive Officer	$480,000	$460,000	75,000

Samuel Reinkensmeyer, Chief Financial Officer	220,100	120,060	17,604

John Keppeler, Vice President of Worldwide Sales	234,000	135,000	17,604

Larry Muma, Vice President of Operations	226,886	130,896	17,604

Linda Kollofski, Vice President, Domestic Marketing	208,000	120,000	17,604

        Mr. Reinkensmeyer also received a discretionary bonus of $8,500 in recognition of his achievements during the 2006 fiscal year. Every employee through the vice president level is eligible for an award under the discretionary plan.

2007 Incentive Plan

        On May 1, 2006, the Committee established goals for fiscal year 2007 for the Company’s cash incentive compensation program for executive officers. Executive officers are eligible for cash bonuses based upon the Company’s achievement of objectives in three areas: (a) operating income; (b) net sales and (c) strategic goals, with performance weighted 60%, 30% and 10%, respectively. The Company’s achievement against the minimum, target and maximum levels for each area will determine the level of bonus. Depending upon the Company’s performance against the established measures, executive officers (other than the Chairman and Chief Executive Officer) are eligible for cash bonus awards ranging from 0% to 70% of their base salaries. Under the 2007 Incentive Plan, the Chief Executive Officer of the Company is eligible for a cash bonus award ranging from 0% to 120% of her base salary. In addition, as with the 2006 Incentive Plan, the Chairman is not eligible for a cash bonus award under the 2007 Incentive Plan.

Director Compensation

        On May 1, 2006, the Board of Directors established guidelines for equity compensation to non-employee directors. Under these guidelines, non-employee directors serving a continuing term will receive an annual grant of stock options with a value equal to $51,000, determined using the Black-Scholes method. These options will vest over a period of three years on the anniversary date of grant and have a term of seven years. The exercise price of the option is the fair market value of the Company’s common stock on the date of grant. In all other respects, the options are subject to the Company’s 2000 Stock Option Plan, as amended. Under these new equity compensation guidelines, the Board of Directors granted an option to purchase 5,985 shares of the Company’s common stock to all non-employee directors. Additionally, for fiscal 2007, director Patrick Delaney will receive an additional quarterly director retainer of $5,000 for his service as a director in attending all Board and committee meetings and preparing the minutes of those meetings. The Committee recommended these changes in director compensation.

Employment Agreements

        On May 3, 2006, the Company entered into an employment agreement (the “Agreement”) with three of its executive officers (the “Executives”): Samuel E. Reinkensmeyer, the Company’s Vice-President and Chief Financial Officer; Susan Horvath, the Company’s Vice President and Team Leader, International and Nicole Strait, the Company’s Vice President of Human Resources. The Committee approved the Agreement on May 1, 2006. Under the Agreements, each executive officer will continue to serve in his or her existing position with the base salary noted above for fiscal year 2007 for Mr. Reinkensmeyer, base salary of $160,500 for Ms. Horvath and base salary of $140,000 for Ms. Strait. As with other executive officers of the Company, the Executives are eligible for a cash bonus under the annual incentive plan. The 2007 Incentive Plan is described above. The Executives will receive paid time off, expense reimbursement and those benefits available to other employees such as insurance and participation in the Company’s 401(k) program.

        Under the Agreement, the Executive may resign upon 30 days’ written notice and while the Company has the right to terminate the Executive’s employment at any time during such 30 day period, the Company will continue to pay such Executive’s annual base salary and the employer portion of insurance premiums through such 30 day period. The Executive will also receive any accrued and unused paid time off. The Company may also terminate the Executive’s employment upon written notice. However, if the Company terminates the Executive’s employment without Good Cause (as defined in the Agreement) and prior to a Change In Control (also as defined in the Agreement), the Company must pay the Executive his or her annual base salary at regular payroll intervals for a period of one year following the termination. The salary continuation serves as additional consideration for the Executive’s obligations with respect to confidentiality, disclosure and assignment of intellectual property, non-competition and solicitation of customers. The Company will pay the employer’s portion of the premium costs for any group health, dental, and life insurance benefits during such period and for certain out-placement assistance for the Executive for a period of six months. These payments are in addition to payments to the Executive of such Executive’s then-current base salary through the date of the termination notice and accrued unused paid time off. Mr. Reinkensmeyer is also entitled to receive a pro rata portion of his incentive compensation at the target level upon his termination prior to a Change in Control if his employment is terminated without Good Cause. As a condition to receiving these benefits, the Executive must sign a standard release agreement with the Company. If, at any time, the Company terminates the Executive’s employment for Good Cause or because of a Disability or if the Agreement terminates because of the Executive’s death, the Company will pay the Executive’s annual base salary through the date of termination of employment for Good Cause, disability or death.

        If, within 24 months following a Change In Control, the Executive’s employment is terminated by the Company (or its successor) without Good Cause or is terminated by the Executive for Good Reason (as defined in the Agreement), the Company must pay the Executive a severance payment equal to 24 months of such Executive’s compensation, which will be calculated based upon the average monthly compensation of any type or form paid to the Executive during the 24 months prior to the date of termination. One-half of the total severance payment will be paid by the Company in a lump-sum within 60 days of the termination date. As additional consideration for the Executive’s obligations with respect to confidentiality, disclosure and assignment of intellectual property, non-competition and solicitation of customers, the remaining one-half will be paid in 12 equal monthly installments. The Company will also continue to pay the employer’s portion of the premium cost for any group insurance benefits during such period, or such shorter continuation period required by law. The Agreement of Ms. Horvath and Ms. Strait will automatically expire at the end of a 24-month period following a Change In Control. The provisions of Mr. Reinkenmeyer’s Agreement relating to benefits upon a Change In Control will automatically terminate at the end of a 24-month period following a Change In Control, with the other provisions of the Agreement surviving. The severance payment following a Change in Control is in addition to payment of the Executive’s then-current base salary through the date the termination notice and any applicable incentive bonus, commensurate with the performance of the Executive and the performance of the Company.

        All stock options granted to the Executive will vest immediately prior to a Change In Control. In the event that the vesting of the options, together with all other payments and the value of any benefit received or to be received by the Executive, would result in all or a portion of such payment being subject to federal excise tax, then payments to the Executive shall be either the full payment or a lesser amount that would result in no portion of the payment being subject to excise tax, whichever results in the receipt by the Executive, on an after-tax basis, of the greatest amount of payment.

        The Company may discontinue salary continuation or severance payments under the Agreement if the Executive breaches any provisions of the Agreement relating to the treatment of confidential information, disclosure and assignment of certain intellectual property, prohibition on competition and prohibition on solicitation of customers.

        Effective May 3, 2006, we entered into an Amended and Restated Employment Agreement with Daniel E. Cohen, our Chairman. The Amended and Restated Employment Agreement contains the same terms as our prior employment agreements with Mr. Cohen, as amended, but extends the term of his employment an additional year to June 30, 2007. In addition, on May 1, 2006, the Board of Directors granted Mr. Cohen an option to purchase 5,985 shares of the Company’s common stock. The option will vest over a period of three years on the anniversary date of grant and have a term of seven years. The exercise price of the option is the fair market value of the Company’s common stock on the date of grant. In all other respects, the option is subject to the Company’s 2000 Stock Option Plan, as amended. The Committee recommended the option grant to Mr. Cohen.

      Employee Stock Purchase Plan Amendments

        On May 1, 2006, the Committee approved certain technical amendments to the Company’s 1989 Employee Stock Purchase Plan (the “ESPP”) to conform the plan to the changes in Internal Revenue Code rules and regulations since the adoption of the plan and to clarify certain eligibility and administrative provisions of the Plan. A copy of the ESPP, as amended, is attached hereto as Exhibit 10.1.

Item 2.02   Results Of Operations And Financial Condition.

        The Company hereby furnishes a press release issued on May 4, 2006 disclosing material non-public information regarding its results of operations for the quarter and year ended March 31, 2006. A copy of the press release is attached hereto as Exhibit 99.1.

Item 8.01   Other Events

        On May 3, 2006, the Company issued a press release, attached hereto as Exhibit 99.2, announcing a seven-cent per share quarterly dividend payable on June 9, 2006 to shareholders of record as of May 26, 2006.

Item 9.01   Financial Statements And Exhibits

Exhibit No.	Description
10.1	1989 Employee Stock Purchase Plan, as amended
99.1	Press Release issued on May 4, 2006
99.2	Press Release issued on May 3, 2006

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CNS, INC.

By:	/s/ Marti Morfitt
Marti Morfitt President and Chief Executive Officer

Date:   May 4, 2006